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                                                                  Exhibit 99.1


              CENDANT COMPLETES FUNDING OF PRINCIPAL SECURITIES
                        CLASS ACTION LITIGATION LIABILITY


NEW YORK, NY, MAY 28, 2002 - Cendant Corporation (NYSE: CD) today announced that it has completed the funding of its remaining principal securities class action litigation liability.

Cendant's Chairman, President and CEO, Henry R. Silverman, stated: "With the final payment made on the principal class action settlement, our focus going forward will be to build shareholder value through the utilization of more than $2 billion of annual free cash flow to continue to reduce indebtedness and strategically expand our core businesses within travel and residential real estate services where we have significant competitive advantages.

"I remain deeply grateful to our Board of Directors, senior leadership teams and our associates whose efforts have resulted in Cendant's outstanding financial performance quarter after quarter as we steered our way through the most difficult and challenging period in our Company's history. Thanks to the efforts of my colleagues, our focus on our customers and the loyalty of those customers, Cendant has an extremely bright future."

About Cendant Corporation

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 70,000 employees, New York City based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com.


CENDANT MEDIA CONTACTS:             CENDANT INVESTOR CONTACTS:
Elliot Bloom (In the US)            Sam Levenson
212-413-1832                        212-413-1834

                                    Hank Diamond
                                    212-413-1920